UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2025

AirSculpt Technologies, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-40973 (Commission File Number)	87-1471855 (IRS Employer Identification No.)

1111 Lincoln Road, Suite 802 Miami Beach, Florida		33139
(Address of Principal Executive Offices)		(Zip Code)

(786) 709-9690

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class:	Trading Symbol(s):	Name of Exchange on Which Registered:
Common Stock, $0.001 par value per share	AIRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01. Entry into a Material Definitive Agreement.

On June 9, 2025, AirSculpt Technologies, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Leerink Partners LLC (“Leerink Partners”), to issue and sell 3,160,000 shares (the “Firm Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) to Leerink Partners, in an underwritten registered public offering (the “Offering”), at a price of $3.80 per share. Pursuant to the Underwriting Agreement, the Company also granted Leerink Partners a 30-day option to purchase up to an additional 474,000 shares of Common Stock (the “Additional Shares,” and together with the Firm Shares, the “Shares”), at the same price per share as the Firm Shares. Leerink Partners exercised in full its option to purchase the Additional Shares on June 10, 2025. Vesey Street Capital Partners, L.L.C., which is affiliated with two directors and is the largest stockholder of the Company, purchased an aggregate of 1,000,000 Shares in the Offering on the same terms and conditions as purchases by the public in the Offering.

The Offering closed on June 11, 2025, and the Company received net proceeds of approximately $13.8 million from the sale of 3,634,000 Shares, which includes the 474,000 Additional Shares, after deducting estimated offering expenses. The Company currently intends to use a majority of the net proceeds from the Offering for the prepayment of a portion of the Company’s outstanding indebtedness under its existing credit agreement and the remainder of the net proceeds from the Offering for general corporate purposes, including working capital and other business opportunities.

The Offering was pursuant to a prospectus supplement dated June 9, 2025, filed with the U.S. Securities and Exchange Commission (the “Commission”) in connection with the Company’s shelf registration statement on Form S-3 (File No. 333-285825), filed with the Commission on March 14, 2025 and declared effective on March 24, 2025 and the related prospectus dated March 14, 2025.

The Underwriting Agreement contains customary representations, warranties, covenants, and agreements by the Company, customary conditions to closing and indemnification obligations of the Company and Leerink Partners (including for liabilities under the Securities Act of 1933, as amended), other obligations of the parties, and termination provisions. The representations, warranties, and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement and as of specific dates, were solely for the benefit of the parties thereto, and may be subject to limitations agreed upon by the contracting parties. In addition, subject to certain exceptions, the directors and officers and the largest stockholder of the Company have agreed not to offer, sell, transfer or otherwise dispose of any shares of Common Stock beneficially owned by them during the 90-day period following June 9, 2025.

The description of the material terms of the Underwriting Agreement in this Item 1.01 does not purport to be complete and is qualified in its entirety by reference to the terms of the Underwriting Agreement, which is attached hereto as Exhibit 1.1 and is incorporated herein by reference. A copy of the legal opinion relating to the legality of the issuance and sale of the Shares in the Offering is attached hereto as Exhibit 5.1.

Item 8.01. Other Events.

On June 9, 2025, June 10, 2025 and June 11, 2025, the Company issued press releases relating to the Offering, which are attached hereto as Exhibits 99.1, 99.2 and 99.3, respectively, and are incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.

1.1	Underwriting Agreement by and between the Company and Leerink Partners LLC, dated June 9, 2025.
5.1	Opinion of McDermott Will & Emery LLP dated June 11, 2025.
23.1	Consent of McDermott Will & Emery LLP (included in the legal opinion filed as Exhibit 5.1 to this Current Report on Form 8-K).
99.1	Press Release dated June 9, 2025.
99.2	Press Release dated June 10, 2025.
99.3	Press Release dated June 11, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 11, 2025

AirSculpt Technologies, Inc.

	By:	/s/ Dennis Dean
Name: Dennis Dean
Title: Chief Financial Officer

[Signature Page to the Form 8-K]